Exhibit 5.1

July 5, 2016
Norton Rose Fulbright US LLP
2200 Ross Avenue, Suite 3600
Dallas, Texas 75201-7932
Eclipse Resources Corporation	United States
2121 Old Gatesburg Road, Suite 110 State College, Pennsylvania 16803	Tel +1 214 855 8000
Fax +1 214 855 8200
nortonrosefulbright.com

Re:	Eclipse Resources Corporation

Ladies and Gentlemen:

We have acted as counsel to Eclipse Resources Corporation, a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale (the “Offering”) by the Company of up to an aggregate of 43,125,000 shares (including 5,625,000 shares if the Underwriters (as defined below) exercise in full their option to purchase additional shares) (collectively, the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), pursuant to an underwriting agreement, dated June 28, 2016 (the “Underwriting Agreement”), by and between the Company and Goldman, Sachs & Co. and KeyBanc Capital Markets Inc., as representatives of the several underwriters named therein (the “Underwriters”). The Shares have been offered for sale pursuant to a prospectus supplement, dated June 28, 2016 (the “Prospectus Supplement”), which was filed by the Company with the Securities and Exchange Commission (the “Commission”) on June 29, 2016 pursuant to Rule 424(b) under the Securities Act, to the base prospectus (such base prospectus, as amended and supplemented by the Prospectus Supplement, the “Prospectus”) that constitutes a part of the Company’s Registration Statement on Form S-3, as amended (File No. 333-206308) (the “Registration Statement”), initially filed by the Company with the Commission on August 11, 2015 and declared effective by the Commission on September 29, 2015.

In rendering the opinions set forth below, we have reviewed and relied upon: (i) the Registration Statement and the Prospectus; (ii) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws; (iii) resolutions of the Company’s Board of Directors and the Pricing Committee thereof relating to the Registration Statement and the Offering; (iv) the Underwriting Agreement; and (v) such other certificates, statutes and other instruments and documents as we considered necessary or appropriate for purposes of rendering the opinions expressed in this letter. In addition, we have reviewed such questions of law as we considered necessary or appropriate to enable us to render the opinions expressed in this letter. As to matters of fact relevant to the opinions expressed below and as to factual matters arising in connection with our review of corporate documents, records and other documents and writings, we have relied upon certificates and other communications of officers and employees of the Company without further investigation as to the facts set forth in such certificates and communications.

In connection with rendering the opinions expressed in this letter, we have assumed that: (i) all information contained in all documents we reviewed is true, correct and complete; (ii) all signatures on all documents we reviewed are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the authentic originals of those documents; (iv) all persons executing and delivering the documents we

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reviewed were competent to execute and deliver such documents; (v) all Shares will be offered and sold in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statement and the Prospectus; and (vi) the Underwriting Agreement has been duly authorized and validly executed and delivered by the Underwriters.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth in this letter, we are of the opinion that the Shares have been duly authorized and, when issued and paid for by the Underwriters as contemplated by the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited in all respects to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws), and the applicable federal laws of the United States of America, and we do not express any opinion as to the applicability or effect of the laws of any other jurisdiction.

We express no opinion as to any matter other than as set forth in this letter, and no other opinion may be inferred or implied. Our opinion is given as of the date of this letter, and we undertake no, and disclaim any, obligation to advise you of any change in any matter set forth in this letter.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and the Prospectus, to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K of the Company, dated on or about the date hereof, and to the incorporation by reference of this opinion into the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Norton Rose Fulbright US LLP

NORTON ROSE FULBRIGHT US LLP